News Release	BJ Services Company
4601 Westway Park Blvd.
Houston, Texas 77041
713/462-4239
Contact: Jeff Smith

BJ SERVICES ANNOUNCES FOURTH QUARTER PRELIMINARY FINANCIAL RESULTS

Houston, Texas. October 14, 2008. BJ Services Company (BJS-NYSE, CBOE, PCX) announced today that earnings for the fourth quarter of fiscal 2008, which ended September 30, 2008, are expected to be between $0.55 and $0.57 per diluted share, on revenues of approximately $1.53 billion.

Fourth quarter results were negatively impacted by the hurricane season in the Gulf of Mexico, as hurricanes Ike, Gustav and Edouard all affected activity and operations along the Gulf Coast. The Company incurred property damage and repair costs of approximately one million dollars (pre-tax) related to the storms during the quarter. In addition, the Company estimates that revenues were approximately $18 - 20 million lower than they otherwise would have been, as many customer projects and jobs were delayed or canceled in the wake of the storms. Preliminary results for the quarter also include a non-cash goodwill impairment charge of $6.1 million ($0.02 per diluted share) related to the Company’s Russia operations.

The Company and its external auditors are still in the process of reviewing and evaluating the quarterly results. Consequently, actual earnings for the quarter could fall outside the range mentioned above.

The Company will report final fourth quarter fiscal 2008 earnings on Thursday, October 30, 2008 and will hold a conference call on that date at 9:00 Central Time to discuss the quarterly results. To participate in the conference call, please dial 913/312-1446, 10 minutes prior to the conference call start time and give the conference code number 9688354. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 713/457-0820 and the replay entry code is 9688354. Playback will be available for five days. The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company’s prospects, expected revenue, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, the extent of damage in the Gulf of Mexico during the 2008 hurricane season, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, potential adverse results from our SEC and DOJ investigations, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping, well completion, production enhancement and pipeline services to the petroleum industry.

(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)